Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 27, 2013 (except for Note 5, as to which the date is April 26, 2013), with respect to the consolidated financial statements and schedule, and our report dated February 27, 2013 with respect to internal control over financial reporting included in the Current Report on Form 8-K of Federal-Mogul Corporation filed on April 26, 2013. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Federal-Mogul Corporation on Form S-8 (File No. 333- 168508) and Form S-3 (File No. 333-187424).

/s/ GRANT THORNTON LLP

Southfield, Michigan

May 24, 2013